UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 OR 15(d) of
                       The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): March 24, 2006


                          First Consulting Group, Inc.
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             (Exact name of registrant as specified in its charter)


          Delaware                       000-23651              95-3539020
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 (State or other jurisdiction           (Commission            (IRS Employer
       Of incorporation)                File Number)         Identification No.)

             111 W. Ocean Blvd. 4th Floor,
                     Long Beach, CA                                90802
        (Address of principal executive offices)                 (Zip Code)

        Registrant's telephone number, including area code (562) 624-5200


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         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities
    Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange
    Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.02 Results of Operations and Financial Condition.

     On March 30, 2006, FCG issued a press release announcing the additional delay in filing of its annual report on Form 10-K. The full text of this press release is furnished as Exhibit 99.1 to this report.

     FCG is notifying the Securities and Exchange Commission and The NASDAQ Stock Market that the Company's Form 10-K filing for the fiscal year ended December 30, 2005 will be delayed while Grant Thornton LLP's audit for fiscal year 2005 is being completed. The Company anticipates that it will request and participate in a hearing before a NASDAQ Listing Qualifications Panel regarding its compliance with the listing standards related to the timely filing of financial reports.

     The information in this report is being furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     Effective March 24, 2006, we have increased the management responsibilities of certain members of our current executive management team, partially due to the expected separation of employment of Mitch Morris, our former Executive Vice President of Healthcare, on March 31, 2006. Prior to the separation of his employment, Dr. Morris was the executive responsible for our healthcare group, which included, among other things, our Health Delivery and Health Plan business units. Thomas A. Watford, our interim chief financial officer, has assumed the newly created position of Chief Operating Officer. In this role, Mr. Watford is responsible for overseeing the general managers of each of our business units and service centers. He will also continue to oversee our finance and accounting functions as our interim chief financial officer. As part of the organizational changes, Thomas D. Underwood, previously the executive overseeing our government and technology services business unit, has assumed the role of general manager of our Healthcare Delivery business unit. Mr. Underwood will work closely with Steven Heck, our President and interim chief executive officer, and Mr. Watford to ensure a smooth transition of Dr. Morris' former responsibilities as leader of the business units for which Dr. Morris was responsible. We expect to enter into a separation agreement with Dr. Morris effective March 31, 2006. The details and terms of such separation agreement will be filed by us in a report on Form 8-K upon execution of such agreement.

     The following is biographical information on all three of the above-named executives:

     Steven Heck, FCG's President, has also been serving as interim Chief Executive Officer since November 2005. Mr. Heck, age 57, served from May 1987 to December 1989 as FCG's Vice President, Midwest Region, and from 1990 to 1991, he served as Chief Information Officer of Evangelical Health Systems. After rejoining FCG in April 1991, Mr. Heck served as FCG's Vice President, Practice, a position he held until April 1995. He served as FCG's Executive Vice President, Practice from April 1995 through October 1998, and has been FCG's President since October 1998. Mr. Heck has been a member of the Board of Directors since April 1997.

     Thomas D. Underwood, age 47, has served as a Vice President since our acquisition of Paragon Solutions, Inc. in February 2003 and as an Executive Vice President since June 2005. In March 2006, he was appointed general manager of our Healthcare Delivery business unit. Mr. Underwood served as Paragon's President and Chief Executive Officer from January 2000 until we acquired the company in February 2003. Prior to Paragon Solutions, Mr. Underwood was Vice President of Implementations and Customer Service at McKesson, where he was responsible for the implementation and ongoing support of healthcare information systems products. From 1996 to 1998, Mr. Underwood was Senior Vice President of Technical Operations at IMNET Systems, Inc.

     Thomas A. Watford, age 45, was appointed a Senior Vice President and as interim Chief Financial Officer in March 2005, and has served as an Executive Vice President since June 2005. He was appointed to the additional position of Chief Operating Officer in March 2006. Mr. Watford has served in multiple management roles since joining us in 1997, including Senior Vice President of Shared Services, and as a Vice President in our Health Delivery and Health Plan businesses. Prior to joining FCG, Mr. Watford spent twelve years at Accenture (Andersen Consulting), as an Associate Partner responsible for large client engagements in the health delivery and health plan markets.

     There are no changes to the compensation or other terms of employment for any of the above executives as a result of these changes in management responsibility.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

     Attached as Exhibit 99.1 to this report is FCG's press release described under Item 2.02 of this report.



                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                  First Consulting Group, Inc.



Date:  March 30, 2006                        By:  /s/ Michael A. Zuercher
                                                  ------------------------------
                                                  Michael A. Zuercher
                                                  VP, General Counsel
                                                  and Secretary